Exhibit 1.1

GLADSTONE COMMERCIAL CORPORATION

Common Stock

($0.001 par value per share)

AT-THE-MARKET EQUITY OFFERING SALES AGREEMENT

March 3, 2023

BOFA SECURITIES, INC.

One Bryant Park

New York, New York 10036

GOLDMAN SACHS & CO. LLC

200 West Street

New York, New York 10282

ROBERT W. BAIRD & CO. INCORPORATED

777 E. Wisconsin Avenue

Milwaukee, Wisconsin 53202

KEYBANC CAPITAL MARKETS INC.

127 Public Square, 7th Floor

Cleveland, Ohio 44114

FIFTH THIRD SECURITIES, INC.

424 Church Street, Maildrop UTFC6B

Nashville, Tennessee 37219

Ladies and Gentlemen:

Gladstone Commercial Corporation, a Maryland corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell from time to time to or through BofA Securities, Inc. (“BofA”), Goldman Sachs & Co. LLC (“Goldman”), Robert W. Baird & Co. Incorporated (“Baird”), KeyBanc Capital Markets Inc. (“KeyBanc”) and Fifth Third Securities, Inc. (“Fifth Third”) as sales agents and principals (each of Baird, Goldman, BofA, KeyBanc and Fifth Third, individually an “Agent” and collectively, the “Agents”), shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), on the terms set forth in Section 2 of this At-The-Market Equity Offering Sales Agreement (this “Agreement”). The Company is the indirect general partner of Gladstone Commercial Limited Partnership (the “Operating Partnership”), a Delaware limited partnership that serves as the Company’s primary operating partnership subsidiary. The Company agrees that whenever it determines to sell Shares directly to an Agent as principal, it will enter into a separate agreement (each, a “Terms Agreement”) in substantially the form of Annex I hereto, relating to such sale in accordance with Section 3 of this Agreement.

Section 1. Representations and Warranties. The Company and the Operating Partnership hereby jointly and severally represent and warrant to each of the Agents that as of the date of this Agreement, any applicable Registration Statement Amendment Date (as defined in Section 3 below), each Company Periodic Report Date (as defined in Section 3 below), each Applicable Time (as defined in Section 1(a) below) and each Settlement Date (as defined in Section 2 below):

(a) Compliance with Registration Requirements. The Company has filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement” as defined under Rule 405 of the Securities Act of 1933, as amended (the “1933 Act”), on Form S-3 (File No. 333-268549), in respect of the Company’s Common Stock. Such registration statement, and any post-effective amendment thereto has become effective by the Commission within three years prior to the date hereof; and no stop order suspending the effectiveness of such registration statement or any part thereof is in effect and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company, are contemplated or threatened by the Commission (the base prospectus filed as part of such registration statement, in the form in which it has most recently been filed with the Commission on or prior to the date of this Agreement, is hereinafter called the “Base Prospectus”). The Company may file one or more additional registration statements on Form S-3 from time to time that will contain a base prospectus and related prospectus or prospectus supplement, if applicable, with respect to the Shares. Except where the context otherwise requires, such registration statement(s), the various parts of such registration statement, including all exhibits thereto and any prospectus supplement relating to the Shares that is filed with the Commission and deemed by virtue of Rule 430B to be part of such registration statement, each as amended at the time such part of the registration statement became effective, including any post-effective amendments, thereto, are hereinafter collectively called the “Registration Statement”; the prospectus supplement specifically relating to the Shares prepared and filed with the Commission pursuant to Rule 424(b) under the 1933 Act is hereinafter called the “Prospectus Supplement”; the Base Prospectus, as amended and supplemented by the Prospectus Supplement, is hereinafter called the “Prospectus”; any reference herein to the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act; any reference to any amendment or supplement to the Base Prospectus, the Prospectus Supplement or the Prospectus shall be deemed to refer to and include any post-effective amendment to the Registration Statement, any prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) under the 1933 Act and any documents filed under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), and incorporated therein, in each case after the date of the Base Prospectus, the Prospectus Supplement or the Prospectus, as the case may be; any reference to any amendment to the Registration Statement shall be deemed to refer to and include any annual report of the Company filed pursuant to Section 13(a) or 15(d) of the 1934 Act after the effective date of the Registration Statement that is incorporated by reference in the Registration Statement; and any “issuer free writing prospectus” as defined in Rule 433 under the 1933 Act relating to the Shares is hereinafter called an “Issuer Free Writing Prospectus”).

The sale of the Shares hereunder meets the requirements of General Instruction I.B.1 of Form S-3.

No order preventing or suspending the use of the Base Prospectus, the Prospectus Supplement, the Prospectus or any Issuer Free Writing Prospectus is in effect and no proceedings for such purpose have been instituted or are pending or, to the best knowledge of the Company are contemplated or threatened by the Commission, and the Base Prospectus and the Prospectus Supplement, at the time of filing thereof, conformed in all material respects to the requirements of the 1933 Act and the rules and regulations of the Commission thereunder (the “1933 Act Regulations”) and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

For the purposes of this Agreement, the “Applicable Time” means, with respect to any Shares, the time of sale of such Shares pursuant to this Agreement; the Prospectus and the applicable Issuer Free Writing Prospectus(es) issued at or prior to such Applicable Time, taken together (collectively, and, with respect to any Shares, together with the public offering price of such Shares, the “General Disclosure Package”) as of each Applicable Time and each Settlement Date, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each applicable Issuer Free Writing Prospectus will not conflict with the information contained in the Registration Statement, the Prospectus Supplement or the Prospectus and each such Issuer Free Writing Prospectus, as supplemented by and taken together with the General Disclosure Package as of such Applicable Time, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) Incorporation of Documents by Reference. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus, at the time they were or hereafter are filed with the Commission or became effective under the 1934 Act, as the case may be, complied in all material respects with the requirements of the 1934 Act and the 1934 Act Regulations, and, when read together with the other information in the Prospectus, (a) at the time the Registration Statement became effective, (b) at the time the Prospectus was issued and (c) on the date of this Agreement, did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) Independent Accountants. PricewaterhouseCoopers LLP, which has expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules filed with the Commission as a part of the Registration Statement and the Prospectus, is (i) an independent registered public accounting firm as required by the 1933 Act, the 1934 Act and the rules of the Public Company Accounting Oversight Board (“PCAOB”), (ii) in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X under the 1933 Act and (iii) a registered public accounting firm as defined by the PCAOB whose registration has not been suspended or revoked and who has not requested such registration to be withdrawn.

(d) Financial Statements. The financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries (as defined below) as of the dates indicated and the results of their operations, changes in stockholders’ equity and cash flows for the periods specified. The supporting schedules included in the Registration Statement present fairly, in all material respects, the information required to be stated therein. Such financial statements and supporting schedules have been prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) and applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto. No other financial statements or supporting schedules are required to be included in the Registration Statement, the General Disclosure Package or the Prospectus. All disclosures contained in the Registration Statement, any preliminary prospectus, the Prospectus and any free writing prospectus that constitute non-GAAP financial measures (as defined by the rules and regulations under the 1933 Act and the 1934 Act) comply in all material respects with Regulation G under the 1934 Act and Item 10 of Regulation S-K under the 1933 Act, as applicable. To the Company’s knowledge, no person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the PCAOB, has participated in or otherwise aided the preparation of, or audited, the financial statements, supporting schedules or other financial data filed with the Commission as a part of the Registration Statement, the General Disclosure Package and the Prospectus.

(e) No Material Adverse Change. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, subsequent to the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, properties, operations, assets or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its Subsidiaries, considered as one entity (any such change or effect, where the context so requires is called a “Material Adverse Change” or a “Material Adverse Effect”); (ii) the Company and its Subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, including, without limitation, any losses or interference with its business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company and its Subsidiaries, considered as one entity, or has entered into any transactions not in the ordinary course of business; and (iii) there has not been any material decrease in the capital stock or any material increase in any short-term or long-term indebtedness of the Company or its Subsidiaries and there has been no dividend or distribution of any kind declared, paid or made by the Company (except for dividends on shares of (1) the Common Stock, (2) the Company’s senior common stock, par value $0.001 per share, (3) the Company’s 6.625% Series E Cumulative Redeemable Preferred Stock, (4) the Company’s 6.00% Series F Cumulative Redeemable Preferred Stock and (4) the Company’s 6.00% Series G Cumulative Redeemable Preferred Stock, in amounts per share that are consistent with past practice) or, except for dividends paid to the Company or other Subsidiaries, by any of the Company’s Subsidiaries on any class of capital stock, or any repurchase or redemption by the Company or any of its Subsidiaries of any class of capital stock. As used herein, “Subsidiary” or “Subsidiaries” means each of the entities included in the Registration Statement or the Prospectus or as provided on Schedule 1 to this Agreement, other than any subsidiaries of the Company, which when taken together as a whole, would not constitute a “significant subsidiary” within the meaning of Rule 1-02(w) of Regulation S-X.

(f) Incorporation and Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland and has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Change.

(g) Organization and Good Standing of the Operating Partnership. The Operating Partnership has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware and has all power and authority (limited partnership or other) to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus and to enter into and perform its obligations under this Agreement. The Operating Partnership is duly qualified as a foreign limited partnership to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Change. The aggregate percentage interests of the Company and the limited partners in the Operating Partnership are as set forth in the General Disclosure Package.

(h) Subsidiaries. Each of the Company’s Subsidiaries has been duly incorporated or organized, as the case may be, and is validly existing as a corporation, partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the power and authority (corporate or other) to own, lease and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and the Prospectus. Each of the Company’s Subsidiaries is duly qualified as a foreign corporation, partnership or limited liability company, as applicable, to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in a Material Adverse Change. Except as described in the Registration Statement, the General Disclosure Package and the Prospectus, all of the issued and outstanding capital stock or other equity or ownership interests of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or adverse claim. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the Subsidiaries.

(i) Capitalization and Other Capital Stock Matters. The Company’s authorized, issued and outstanding capital stock is as set forth in the Registration Statement, the General Disclosure Package and the Prospectus (other than for subsequent issuances, if any, pursuant to employee benefit plans, dividend reinvestment plan, or issuances of the Company’s capital stock, including through the Company’s at-the-market programs, in each case described in the Registration Statement, the General Disclosure Package and the Prospectus). The Shares conform in all material respects to the description thereof contained in the General Disclosure Package. All of the issued and outstanding shares of the Company’s capital stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with all applicable federal and state securities laws. None of the outstanding shares of the Company’s capital stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its Subsidiaries other than those described in the Registration Statement, the General Disclosure Package and the Prospectus. All of the issued and outstanding units of limited partner interest in the Operating Partnership (the “Units”) have been duly authorized and validly issued, and have been offered and sold in compliance with all applicable laws (including, without limitation, federal or state securities laws). The terms of the Units conform in all material respects to the descriptions thereof contained in the General Disclosure Package. Except as disclosed in the General Disclosure Package, (i) no Units are reserved for any purpose, (ii) there are no outstanding securities convertible into or exchangeable for any Units, and (iii) there are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for Units or any other securities of the Operating Partnership. The descriptions of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the Registration Statement, the General Disclosure Package and the Prospectus accurately and fairly present the information required to be shown with respect to such plans, arrangements, options and rights.

(j) Stock Exchange Listing. The Company’s Common Stock has been registered pursuant to Section 12(b) of the 1934 Act and is listed on the Nasdaq Global Select Market (“Nasdaq”), and the Company has taken no action designed to, or likely to have the effect of, terminating the registration or listing of the Common Stock from Nasdaq, nor has the Company received any notification that the Commission or Nasdaq is contemplating terminating such registration or listing.

(k) Authorization of Agreements. This Agreement has been, and any Terms Agreement will be, executed and delivered by the Company.

(l) Authorization and Description of Securities. The Shares have been duly authorized and reserved for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company against payment therefor pursuant to this Agreement or any Terms Agreement against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable; no holder of the Shares will be subject to personal liability by reason of being such a holder, and the issuance and sale of the Shares is not subject to any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase the Shares.

(m) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its Subsidiaries is in violation of its charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, loan, credit agreement, note, lease, license agreement, contract, franchise or other instrument (including, without limitation, any pledge agreement, security agreement, mortgage or other instrument or agreement evidencing, guaranteeing, securing or relating to indebtedness) to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound, or to which any of their respective properties or assets are subject (each, an “Existing Instrument”), except for such Defaults as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. The Company and the Operating Partnership’s execution, delivery and performance of this Agreement and any Terms Agreement, consummation of the transactions contemplated hereby and thereby and by the Registration Statement, the General Disclosure Package and the Prospectus and the issuance and sale of the Shares (including the use of proceeds from the sale of the Shares as described in the Registration Statement, the General Disclosure Package and the Prospectus under the caption “Use of Proceeds”): (i) have been duly authorized by all necessary corporate or limited partnership action, as applicable, and will not result in any violation of the provisions of the charter or by-laws, partnership agreement or operating agreement or similar organizational documents, as applicable, of the Company or any Subsidiary; (ii) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument; and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), for such violations, conflicts, breaches, Defaults or Debt Repayment Triggering Events as would not, individually or in the aggregate, result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company and the Operating Partnership’s execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby and by the General Disclosure Package and the Prospectus, except such as have been obtained or made by the Company and the Operating Partnership and are in full force and effect under the 1933 Act and such as may be required under applicable state securities or blue sky laws or the Financial Industry Regulatory Authority (“FINRA”). As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.

(n) Compliance with Laws. The Company and its Subsidiaries have been and are in compliance with all applicable laws, rules and regulations, except where failure to be so in compliance would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(o) No Material Actions or Proceedings. Except as otherwise disclosed in the Registration Statement and the General Disclosure Package, there is no action, suit, proceeding, inquiry or investigation brought by or before any governmental entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, which could be expected, individually or in the aggregate, to have a Material Adverse Effect or materially and adversely affect the consummation of the transactions contemplated by this Agreement or the performance by the Company of its obligations hereunder; and the aggregate of all pending legal or governmental proceedings to which the Company or any such Subsidiary is a party or of which any of their respective properties or assets is the subject, including ordinary routine litigation incidental to the business, if determined adversely to the Company, could not be expected to have a Material Adverse Effect.

(p) Accuracy of Exhibits. There are no contracts or documents which are required to be described in the Registration Statement or the Prospectus or the documents incorporated by reference therein or to be filed as exhibits thereto which have not been so described and filed as required.

(q) Intellectual Property Rights. The Company and its Subsidiaries own or possess all inventions, patent applications, patents, trademarks (both registered and unregistered), trade names, service names, copyrights, trade secrets and other proprietary information described in the Registration Statement, the General Disclosure Package or the Prospectus and as being owned or licensed by any of them or which is necessary for the conduct of, or material to, any of their respective businesses (collectively, the “Intellectual Property”), and the Company is unaware of any claim to the contrary or any challenge by any other person to the rights of the Company or any of its Subsidiaries with respect to the Intellectual Property; neither the Company nor any of its Subsidiaries has infringed or is infringing the intellectual property of a third party, and neither the Company nor any Subsidiary has received notice of a claim by a third party to the contrary.

(r) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement or any Terms Agreement, except such as have been already obtained or as may be required under FINRA, Nasdaq, the 1933 Act or the 1933 Act Regulations or state securities laws.

(s) No Price Stabilization or Manipulation. The Company (and to the Company’s knowledge, any of its affiliates) has not taken, directly or indirectly, any action designed to or that would constitute, or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(t) All Necessary Permits, etc. The Company and its Subsidiaries possess such valid and current certificates, authorizations or permits required by state, federal or foreign regulatory agencies or bodies to conduct their respective businesses as currently conducted and as described in the Registration Statement, the General Disclosure Package or the Prospectus (“Permits”), except where the failure to possess such Permits would not, individually or in the aggregate, result in a Material Adverse Change. Neither the Company nor any of its Subsidiaries is in violation of, or in default under, any of the Permits or has received, or reasonably believes that it will receive, any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could result in a Material Adverse Change.

(u) Title to Properties. The Company and its Subsidiaries, including the Operating Partnership, have good and marketable title to, or a valid leasehold interest in, each real property described or identified in the Registration Statement, the General Disclosure Package or the Prospectus and the Prospectus Supplement as owned or leased by them (individually, a “Property,” and together the “Properties”), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, adverse claims and other defects, except such as are disclosed in the Registration Statement and the General Disclosure Package except as would not result in a Material Adverse Change. Neither the Company nor any Subsidiary owns or leases any real property, except as described in the Registration Statement, the General Disclosure Package or the Prospectus. Each of the Properties complies with all applicable codes, laws and regulations (including, without limitation, building and zoning codes, laws and regulations and laws relating to access to the Properties), except to the extent disclosed in Registration Statement, the General Disclosure Package or the Prospectus and except for such failures to comply that would not have a Material Adverse Change. Each Property with respect to which a certificate of need or similar approval to operate the Property is required is presently, and at the Closing Date will be, operating pursuant to a current, valid certificate of need or similar certificate except as would not have a Material Adverse Change. The Company does not have knowledge of any pending or threatened condemnation proceeding, zoning change, or other proceeding or action that will in any manner affect the size of, improvements on, construction on or access to a Property, except such proceedings or actions that would not have a Material Adverse Change.

(v) Mortgages. All of the mortgages and/or deeds of trust described or identified in the Registration Statement, the General Disclosure Package or the Prospectus constitute the valid and legally binding obligation of the borrower thereunder (the “Borrower”), and are enforceable in accordance with their terms and except as set forth in or contemplated in the Prospectus, Registration Statement or General Disclosure Package. To the best of the Company’s and the Operating Partnership’s knowledge, no Borrower is in default in the payment of any amounts due under any such mortgage and/or deed of trust and no party thereto is in breach or default under any of such agreements except where such breach or default would not have a Material Adverse Change. Except as described in the Registration Statement, the General Disclosure Package or the Prospectus or as would not result in a Material Adverse Change, none of the mortgages and/or deeds of trust will be (i) convertible (in the absence of foreclosure) into an equity interest in the entity owning such Property or in the Company or any Subsidiary, (ii) cross-defaulted to any other indebtedness of the Company or any Subsidiaries, or (iii) cross-collateralized to any property or assets not owned directly or indirectly by the Company or any of its Subsidiaries.

(w) Acquisitions. There are no contracts, letters of intent, term sheets, agreements, arrangements or understandings with respect to the acquisition or disposition by the Company or any of its Subsidiaries of the Properties that are required to be described in the Registration Statement, the General Disclosure Package or the Prospectus and which have not been described therein.

(x) Company and Operating Partnership Not “Investment Companies”. Each of the Company and the Operating Partnership is not, and will not be, either after receipt of payment for the Shares or after the application of the proceeds therefrom as described under “Use of Proceeds” in the Registration Statement, the General Disclosure Package or the Prospectus, required to register as an “investment company” under the Investment Company Act of 1940, as amended (the “1940 Act”).

(y) Compliance with Environmental Laws. Except as could not be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient and indoor air, surface water, groundwater, land surface or subsurface strata) or wildlife, or relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (ii) the Company and its Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements; (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its Subsidiaries; and (iv) there are no events or circumstances that might reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit, claim, demand or proceeding by any private party or governmental body or agency that would result in a Material Adverse Change, against or affecting the Company or any of its Subsidiaries relating to Hazardous Materials or any Environmental Laws.

(z) Registration Rights. There are no persons with registration rights or other similar rights to have any securities registered pursuant to the Registration Statement or otherwise by the Company under the 1933 Act.

(aa) Company’s Accounting System. The Company and each of its Subsidiaries make and keep accurate books and records and maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(bb) Disclosure Controls and Procedures; Deficiencies in or Changes to Internal Control Over Financial Reporting. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the 1934 Act), which (i) are designed to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared; (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter; and (iii) are effective in all material respects to perform the functions for which they were established. Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies (except as disclosed to the Agents) or material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(cc) S-3 Eligibility. (A)(i) At the time of filing the Registration Statement and (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), the Company met the then applicable requirements for use of Form S-3 under the 1933 Act and (B) at the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the 1933 Act) of the Shares, the Company was not an “ineligible issuer” as defined in Rule 405 under the 1933 Act.

(dd) No Commissions. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or understanding with any person (other than as contemplated by this Agreement or any Terms Agreement) that would give rise to a valid claim against the Company or any of its Subsidiaries or the Agents for a brokerage commission, finder’s fee or like payment in connection with the offering and sale of the Shares.

(ee) Sarbanes-Oxley. The Company is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

(ff) FINRA Exemption. All of the information provided to the Agents or to counsel for the Agents related to FINRA matters by the Company and its officers and directors is true, complete and correct in all material respects. The Company meets the definition of the term “experienced issuer” specified in FINRA Rule 5110(j)(6).

(gg) Relationships and Related Parties. No relationship, direct or indirect, exists between or among the Company or its Subsidiaries on one hand, and the directors, officers, stockholders, partners, members, tenants or suppliers of the Company or its Subsidiaries, on the other hand, which is required by the rules of FINRA to be described in the Registration Statement, the General Disclosure Package or the Prospectus which is not described. Except as disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, the Company and its Subsidiaries have not, directly or indirectly, extended credit, arranged to extend credit or renewed any extension of credit, in the form of a personal loan, to or for any director or officer of the Company or its Subsidiaries, or to or for any family member or affiliate of any such director or officer.

(hh) Tax Law Compliance. The Company and its Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns or have properly requested extensions thereof, except in any case in which the failure to so file would not result in a Material Adverse Effect, and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings or as would not result in a Material Adverse Effect. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1(d) above in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its Subsidiaries has not been finally determined.

(ii) Insurance. Each of the Company and its Subsidiaries are insured by recognized, financially sound and reputable institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction, acts of vandalism and earthquakes. The Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not have a Material Adverse Effect. The Company, Operating Partnership or another Subsidiary of the Company, as the case may be, has obtained title insurance on the fee interests in each of their properties, in an amount that is commercially reasonable for each property. All such policies of insurance are in full force and effect.

(jj) Statistical and Market-Related Data. All statistical, demographic and market-related data included in the Registration Statement, the General Disclosure Package or the Prospectus are based on or derived from sources that the Company believes to be reliable and accurate in all material respects.

(kk) No Unlawful Contributions or Other Payments. Neither the Company nor any of its Subsidiaries nor, to the best of the Company’s knowledge, any employee or agent of the Company or any Subsidiary, has made any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law or of the character required to be disclosed in the Registration Statement, the General Disclosure Package or the Prospectus.

(ll) Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any domestic government official, “foreign official” (as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”) or employee from corporate funds; (iii) violated or is in violation of any provision of the FCPA or any applicable non-U.S. anti-bribery statute or regulation; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any domestic government official, such foreign official or employee; and the Company and its Subsidiaries and, to the knowledge of the Company, the Company’s affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(mm) Money Laundering Laws. The operations of the Company and its Subsidiaries are, and have been conducted at all times, in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(nn) OFAC. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, after due inquiry, any director, officer, agent, employee, affiliate or person acting on behalf of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, or any joint venture partner or other person or entity, for the purpose of financing the activities of or business with any person, or in any country or territory, that currently is the subject to any U.S. sanctions administered by OFAC or in any other manner that will result in a violation by any person (including any person participating in the transaction whether as underwriter, advisor, investor or otherwise) of U.S. sanctions administered by OFAC.

(oo) ERISA Compliance. The Company and its Subsidiaries are not subject to the Employee Retirement Income Security Act of 1974, as amended and the regulations and published interpretations thereunder.

(pp) Agent Relationships. Except as disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, none of the Company, its Subsidiaries or their affiliates (i) have any material lending or other relationships with any bank or lending affiliate of any Agent or (ii) intend to use any of the net proceeds from the sale of the Shares to repay any outstanding debt owed to any affiliate of any Agent.

(qq) Qualification as a REIT. Commencing with its taxable year ended December 31, 2003, the Company has been organized and operated in conformity with the requirements for qualification and taxation, and has elected to be treated (which election has not been revoked or withdrawn) as a real estate investment trust (“REIT”) under the Code, and will continue to operate in a manner that will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2022 and thereafter. The statements regarding the Company’s qualification and taxation as a REIT and the description of the Company’s organization and current and proposed method of operation (insomuch as they relate to the Company’s qualification and taxation as a REIT) set forth in the Registration Statement and the Prospectus are accurate and fair summaries of the legal and tax matters described therein in all material respects. The Operating Partnership has been properly classified either as a partnership or as an entity disregarded as separate from the Company for Federal income tax purposes throughout the period from its formation through the date hereof.

(rr) Leases. The lease agreements between the Company, or any Subsidiary and the tenants at the Properties (the “Leases”), are valid and enforceable in all material respects by the Company and/or its Subsidiary except as enforceability may be limited by bankruptcy, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and rules of law governing specific performance, injunctive relief and other equitable remedies, and, to the best of the Company’s and the Operating Partnership’s knowledge, no tenants are in default in the payment of any amounts due under any such Lease and no party thereto is in breach or default under any of such agreements except where such breach or default would not result in a Material Adverse Change.

(ss) Cybersecurity. Except as could not be expected, individually or in the aggregate, to have a Material Adverse Effect, (A) there has been no security breach or incident, unauthorized access or disclosure, or other compromise relating to the Company’s or its Subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the personal data and information of their respective customers, employees, suppliers, vendors and any third party data maintained, processed or stored by the Company and its Subsidiaries), equipment or technology (collectively, “IT Systems and Data”); (B) neither the Company nor its Subsidiaries have actual knowledge of any security breach or incident, unauthorized access or disclosure or other compromise to their IT Systems and Data or to any data processed or stored by third parties on behalf of the Company and its Subsidiaries and (C) the Company and its Subsidiaries have implemented commercially reasonable controls, policies, procedures, and technological safeguards to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data. The Company and its Subsidiaries are presently in compliance with all applicable laws, all judgments and orders specifically directed to the Company or its Subsidiaries and all rules and regulations of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company or its Subsidiaries, and internal policies relating to the privacy and security of IT Systems and Data.

(tt) Well-Known Seasoned Issuer. (A) At the time of filing the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment or incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or in the form of a prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Securities Act, the Company was and is a “well-known seasoned issuer” (as defined in Rule 405).

Any certificate signed by any officer of the Company, the Operating Partnership or any of the Company’s Subsidiaries and delivered to any Agent or to counsel for the Agents in connection with the offering, or the purchase and sale, of the Shares shall be deemed a representation and warranty by the Company or the Operating Partnership, as applicable, to each Agent as to the matters covered thereby.

Section 2. Sale and Delivery of Shares.

(a) Subject to the terms and conditions set forth herein, the Company agrees to issue and sell through an Agent acting as sales agent or directly to an Agent acting as principal from time to time (the “Designated Agent”), and the Designated Agent agrees to use its commercially reasonable efforts to sell as sales agent for the Company, the Shares. Sales of the Shares, if any, through the Designated Agent acting as sales agent or directly to the Designated

Agent acting as principal will be made by means of ordinary brokers’ transactions on Nasdaq, in negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices or by any other method deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the 1933 Act. Other than Section 3(o), nothing contained herein restricts, nor may be deemed to restrict, the Company from undertaking another offering of its securities, including pursuant to separate registrations under the 1933 Act (or any exemption from such registration), or another offering under the Registration Statement.

(b) Subject to instructions to sell Shares delivered pursuant to this Section 2(b) or the applicable Terms Agreement, the Shares are to be sold on a daily basis or otherwise as shall be agreed to by the Company and the Designated Agent on that trading day (other than a day on which Nasdaq is scheduled to close prior to its regular weekday closing time, each, a “Trading Day”) that the Company has satisfied its obligations under Section 6 of this Agreement and that the Company has instructed the Designated Agent to make such sales. For the avoidance of doubt, the foregoing limitation shall not apply to sales solely to employees or security holders of the Company or its Subsidiaries, or to a trustee or other person acquiring such securities for the accounts of such persons in which the Designated Agent is acting for the Company in a capacity other than as Agent under this Agreement. On any Trading Day, the Company may instruct the Designated Agent by telephone (confirmed promptly by telecopy or email, which confirmation will be promptly acknowledged by the Designated Agent) as to the maximum dollar value of Shares or number of Shares to be sold by the Designated Agent on such day (in any event not in excess of the number available for issuance under the Prospectus and the currently effective Registration Statement) and the minimum price per Share at which such Shares may be sold and in accordance with such other terms specified by the Company in connection with such instruction. For purposes of this Section 2, the notice parties for each of the Company and the Agents are set forth on Schedule 2 to this Agreement. Subject to the terms and conditions hereof, the Designated Agent shall use its commercially reasonable efforts to sell as sales agent all of the Shares so designated by the Company and in the manner and on the terms so designated by the Company. The Company and the Designated Agent each acknowledge and agree that (A) there can be no assurance that the Designated Agent will be successful in selling the Shares, (B) the Designated Agent will incur no liability or obligation to the Company or any other person or entity if they do not sell Shares for any reason other than a failure by the Designated Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices and applicable law and regulations to sell such Shares as required by this Agreement, and (C) the Designated Agent shall be under no obligation to purchase Shares on a principal basis except as otherwise specifically agreed by each of the Designated Agent and the Company pursuant to this Agreement and the applicable Terms Agreement. In the event of a conflict between the terms of this Agreement and the terms of a Terms Agreement, the terms of such Terms Agreement will control. The Company agrees that any offer to sell, any solicitation of an offer to buy, or any sales of Shares by the Company shall be effected only by or through one Agent on any Trading Day.

(c) Notwithstanding the foregoing, the Company shall not authorize the issuance and sale of, and the Designated Agent as sales agent shall not sell, any Shares (i) at a price lower than the minimum price therefor authorized from time to time, or (ii) in a number in excess of the number or maximum aggregated dollar value of Shares authorized from time to time to be issued and sold under this Agreement, in each case, by the Company’s board of directors, or a duly authorized committee thereof, and notified to the Designated Agent in writing. In addition, the Company may, upon notice to the Designated Agent, suspend the offering of the Shares or the Designated Agent may, upon notice to the Company, suspend the offering of the Shares with respect to which the Designated Agent is acting as sales agent for any reason and at any time; provided, however, that such suspension or termination shall not affect or impair the parties’ respective obligations with respect to the Shares sold hereunder prior to the giving of such notice. Any notice given pursuant to the preceding sentence may be given by telephone (confirmed promptly by telecopy or email, which confirmation will be promptly acknowledged).

(d) The gross sales price per share of any Shares sold pursuant to this Agreement by the Designated Agent acting as sales agent of the Company shall be the prevailing market price at the time of the sales of the Shares sold by the Designated Agent on Nasdaq or otherwise, at prices relating to prevailing market prices or at negotiated prices. The compensation payable to the Designated Agent for sales of Shares with respect to which the Designated Agent acts as sales agent shall be up to 2.0% of the gross sales price of the Shares for amounts of Shares sold pursuant to this Agreement. The Company may sell Shares to the Designated Agent, acting as principal, at a price agreed upon with the Designated Agent at the relevant Applicable Time and pursuant to a separate Terms Agreement. The remaining proceeds, after further deduction for any transaction fees imposed by any federal, state, local or foreign governmental or regulatory commission, board, authority, agency, court, administrative or other governmental body having jurisdiction over the Company in respect of such sales, shall constitute the net proceeds to the Company for such Shares (the “Net Proceeds”). The Designated Agent shall notify the Company as promptly as practicable if any deduction referenced in the preceding sentence will be required.

(e) If acting as a sales agent hereunder, the Designated Agent shall provide written confirmation to the Company following the close of trading on Nasdaq, each day in which Shares are sold under this Agreement setting forth the number of Shares sold on such day, the aggregate gross sales proceeds of the Shares, the Net Proceeds to the Company and the compensation payable by the Company to such Designated Agent with respect to such sales.

(f) Under no circumstances shall the aggregate offering price or number, as the case may be, of Shares sold pursuant to this Agreement and any Terms Agreement exceed the aggregate offering price or number, as the case may be, of Shares of Common Stock (i) authorized but unissued (less Common Stock issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), (ii) available for issuance under the Prospectus and the then currently effective Registration Statement or (iii) authorized from time to time to be issued and sold under this Agreement or any Terms Agreement by the Company’s board of directors, or a duly authorized committee thereof, and notified to the Designated Agent in writing. In addition, under no circumstances shall any Shares with respect to which the Designated Agent acts as sales agent be sold at a price lower than the minimum price therefor authorized from time to time by the Company’s board of directors, or a duly authorized committee thereof, and notified to the Designated Agent in writing.

(g) Settlement for sales of Shares pursuant to this Section 2 will occur on the second business day that is also a Trading Day following the trade date on which such sales are made, unless another date shall be agreed to by the Company and the Designated Agent (each such day, a “Settlement Date”). On each Settlement Date, the Shares sold through the Designated Agent for settlement on such date shall be delivered by the Company to the Designated Agent against payment of the Net Proceeds from the sale of such Shares. Settlement for all Shares shall be effected by book-entry delivery of Shares to the Designated Agent’s account at The Depository Trust Company against payments by the Designated Agent of the Net Proceeds from the sale of such Shares in same day funds delivered to an account designated by the Company. If the Company shall default on its obligation to deliver Shares on any Settlement Date, the Company shall (i) indemnify and hold the Designated Agent harmless against any loss, claim or damage arising from or as a result of such default by the Company and (ii) pay the Designated Agent any commission to which it would otherwise be entitled absent such default.

(h) Notwithstanding any other provision of this Agreement, the Company and the Agents agree that no sales of Shares shall take place, and the Company shall not request the sale of any Shares that would be sold, and the Agents shall not be obligated to sell, during any period in which the Company’s insider trading policy, as it exists on the date of this Agreement, would prohibit the purchases or sales of the Company’s Common Stock by its officers or directors, or during any other period in which the Company is, or could be deemed to be, in possession of material non-public information.

(i) At each Applicable Time, Settlement Date, Registration Amendment Date and each Company Periodic Report Date, the Company shall be deemed to have affirmed each representation and warranty contained in this Agreement. Any obligation of the Agents to use their commercially reasonable efforts to sell the Shares on behalf of the Company as sales agent shall be subject to the continuing accuracy of the representations and warranties of the Company herein, to the performance by the Company of its obligations hereunder and to the continuing satisfaction of the additional conditions specified in Section 6 of this Agreement.

Section 3. Covenants. The Company and the Operating Partnership hereby agree with each of the Agents:

(a) During any period when the delivery of a prospectus is required in connection with the offering or sale of Shares (whether physically or through compliance with Rule 153 or 172, or in lieu thereof, a notice referred to in Rule 173(a) under the 1933 Act), (i) to make no further amendment or any supplement to the Registration Statement or the Prospectus (other than an amendment or supplement relating to an offering of the Company’s securities which is unrelated to the offering of Shares hereunder) prior to any Settlement Date which shall be disapproved by the Agents promptly after reasonable notice thereof and to advise the Agents, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any amendment or supplement to the Prospectus (other than an amendment or supplement relating to an offering of the Company’s securities which is unrelated to the offering of Shares hereunder) has been filed and to furnish the Agents with copies thereof, (ii) to file promptly all other material required to be filed by the Company with the Commission pursuant to Rule 433(d) under the 1933 Act, (iii) to file promptly all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, (iv) to advise the Agents, promptly after it receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of the Prospectus or other prospectus in respect of the Shares, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, or of any request by the Commission for the amending or supplementing of the form of the Registration Statement or the Prospectus or for additional information, (v) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of the Prospectus in respect of the Shares or suspending any such qualification, to promptly use its commercially reasonable efforts to obtain the withdrawal of such order; and in the event of any such issuance of a notice of objection, promptly to take such reasonable steps as may be necessary to permit offers and sales of the Shares by the Agents, which may include, without limitation, amending the Registration Statement or filing a new registration statement, at the Company’s expense (references herein to the Registration Statement shall include any such amendment or new registration statement) and (vi) advise the Agents of the Company losing its status as a “well-known seasoned issuer” (as defined un Rule 405) as of the time the Company files with the Commission an annual report on Form 10-K . Notwithstanding the foregoing, the Company shall not be obligated to furnish copies of any report or statement filed with the Commission to the extent it is available on the Commission’s Electronic Data Gathering, Analysis, and Retrieval System (“EDGAR”).

(b) Promptly from time to time to take such action as the Agents may reasonably request to qualify the Shares for offering and sale under the securities laws of such jurisdictions as the Agents may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the sale of the Shares; provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction; and to promptly advise the Agents of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for offer or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(c) During any period when the delivery of a prospectus is required (whether physically or through compliance with Rules 153 or 172, or in lieu thereof, a notice referred to in Rule 173(a) under the 1933 Act) in connection with the offering or sale of Shares, the Company will make available to the Agents, as soon as practicable after the execution of this Agreement, and thereafter from time to time furnish to the Agents, copies of the most recent Prospectus in such quantities and at such locations as the Agents may reasonably request for the purposes contemplated by the 1933 Act. During any period when the delivery of a prospectus is required (whether physically or through compliance with Rules 153 or 172, or in lieu thereof, a notice referred to in Rule 173(a) under the 1933 Act) in connection with the offering or sale of Shares, and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Prospectus or to file under the 1934 Act any document incorporated by reference in the Prospectus in order to comply with the 1933 Act or the 1934 Act, to notify the Agents and to file such document and to prepare and furnish without charge to the Agents as many written and electronic copies as the Agents may from time to time reasonably request of an amended Prospectus or a supplement to the Prospectus which will correct such statement or omission or effect such compliance. Notwithstanding the foregoing, the Company shall not be obligated to furnish copies of any report or statement filed with the Commission to the extent it is available on EDGAR.

(d) To make generally available to its securityholders as soon as practicable, but in any event not later than sixteen months after the effective date of the Registration Statement (as defined in Rule 158(c) under the 1933 Act), an earnings statement of the Company and its Subsidiaries (which need not be audited) complying with Section 11(a) of the 1933 Act and the rules and regulations of the Commission thereunder (including, at the option of the Company, Rule 158); provided, however, that, without limiting other methods of compliance with this Section 3(d), the Company’s compliance with its periodic reporting requirements pursuant to the 1934 Act shall be deemed to satisfy the covenant set forth in this Section 3(d).

(e) To use the Net Proceeds received by it from the sale of the Shares in the manner specified in the General Disclosure Package.

(f) In connection with the offering and sale of the Shares, the Company will file with Nasdaq all documents and notices, and make all certifications, required by Nasdaq of companies that have securities that are listed on Nasdaq and will maintain such listings.

(g) To not take, directly or indirectly, and to cause its affiliates to refrain from taking, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the 1934 Act or otherwise, the stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Shares.

(h) At each Applicable Time, each Settlement Date, each Registration Statement Amendment Date (as defined below), each date on which the Company files an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q (each, a “Company Periodic Report Date”) and each date on which Shares are delivered to an Agent pursuant to a Terms Agreement, the Company shall be deemed to have affirmed each representation, warranty, covenant and other agreement contained in this Agreement or any Terms Agreement. In each Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed by the Company in respect of any quarter in which sales of Shares were made by or through an Agent under this Agreement or any Terms Agreement, the Company shall set forth with regard to such quarter the number of Shares sold through the Agents under this Agreement or any Terms Agreement and the Net Proceeds received by the Company with respect to sales of Shares pursuant to this Agreement or any Terms Agreement.

(i) Upon commencement of the offering of Shares under this Agreement and each time the Shares are delivered to an Agent as principal on a Settlement Date pursuant to a Terms Agreement and promptly after each (i) date the Registration Statement or the Prospectus shall be amended or supplemented (other than (1) by an amendment or supplement providing solely for the determination of the terms of the Shares, (2) in connection with the filing of a prospectus supplement that contains solely the information set forth in Section 3(h), (3) in connection with the filing of any current reports on Form 8-K (other than any current reports on Form 8-K which contain financial statements, supporting schedules or other financial data, including any current report on Form 8-K under Item 2.02 of such form that is considered “filed” under the 1934 Act) or (4) by a prospectus supplement relating to the offering of other securities (including, without limitation, other shares of Common Stock)) (each such date, a “Registration Statement Amendment Date”), and (ii) Company Periodic Report Date, if reasonably requested by the Agents, the Company will furnish or cause to be furnished forthwith to the Agents a certificate dated the date of effectiveness of such amendment or the date of filing with the Commission of such supplement or other document, as the case may be, in a form reasonably satisfactory to the Agents to the effect that the statements contained in the certificate referred to in Section 6(f) of this Agreement which were last furnished to the Agents are true and correct at the time of such amendment, supplement or filing, as the case may be, as though made at and as of such time (except that such statements shall be deemed to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented to such time) or, in lieu of such certificate, a certificate of the same tenor as the certificate referred to in said Section 6(f), but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented, or to the document incorporated by reference into the Prospectus, to the time of delivery of such certificate. As used in this paragraph, to the extent there shall be an Applicable Time on or following the date referred to in clause (i), (ii) or (iii) above, promptly shall be deemed to be on or prior to the next succeeding Applicable Time. Notwithstanding the foregoing, the Company shall not be required to deliver any such certificate at any time there is no instruction to sell Shares delivered pursuant to Section 2(b) then in effect; provided, however, that such a certificate shall then be required to be delivered to the Agents prior to any further sales of Shares under this Agreement covering the period which would most recently have been required but for this sentence.

(j) Upon commencement of the offering of Shares under this Agreement, and, unless expressly waived by the Agents, promptly after each (i) Registration Statement Amendment Date and (ii) Company Periodic Report Date, if reasonably requested by the Agents, the Company will furnish or cause to be furnished to the Agents and to counsel to the Agents the written opinion of each Company counsel and negative assurance letter of its corporate and securities counsel, currently, Bass, Berry & Sims PLC (“BB&S”), dated the date of effectiveness of such amendment or the date of filing with the Commission of such supplement or other document, as the case may be, in a form and substance reasonably satisfactory to the Agents and their counsel, of the same tenor as the opinions and letters referred to in Section 6(c) of this Agreement, but modified as necessary to relate to the Registration Statement, the General Disclosure Package and the Prospectus as amended and supplemented, or to the document incorporated by reference into the Prospectus, to the time of delivery of such opinion and letter or, in lieu of such opinion and letter, counsel last furnishing such letter to the Agents shall furnish such Agents with a letter substantially to the effect that the Agents may rely on such last opinion and letter to the same extent as though each were dated the date of such letter authorizing reliance (except that statements in such last letter shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such letter authorizing reliance). As used in this paragraph, to the extent there shall be an Applicable Time on or following the date referred to in clause (i), (ii) or (iii) above, promptly shall be deemed to be on or prior to the next succeeding Applicable Time. Notwithstanding the foregoing, the Company shall not be required to furnish or cause to be furnished any such opinion or statement at any time there are no instructions to sell Shares delivered pursuant to Section 2(b) or a Terms Agreement then in effect; provided, however, that such an opinion or letter shall then be required to be furnished to the Agents prior to any further sales of Shares under this Agreement covering the period which would most recently have been required but for this sentence.

(k) Upon commencement of the offering of Shares under this Agreement, and, unless expressly waived by the Agents, promptly after each (i) Registration Statement Amendment Date and (ii) Company Periodic Report Date, if reasonably requested by the Agents, the Company will cause its independent accountants, currently PricewaterhouseCoopers LLP, to furnish to the Agents a letter, dated the date of effectiveness of such amendment or the date of filing of such supplement or other document with the Commission, as the case may be, in form reasonably satisfactory to the Agents and their counsel, of the same tenor as the letter referred to in Section 6(d) hereof, but modified as necessary to relate to the Registration Statement, the General Disclosure Package and the Prospectus, as amended and supplemented, or to the document incorporated by reference into the Prospectus, to the date of such letter. As used in this paragraph, to the extent there shall be an Applicable Time on or following the date referred to in clause (i), (ii) or (iii) above, promptly shall be deemed to be on or prior to the next succeeding Applicable Time. Notwithstanding the foregoing, the Company shall not be required to furnish or cause to be furnished any such letter or certificate at any time there are no instructions to sell shares delivered pursuant to Section 2(b) or a Terms Agreement then in effect; provided, however, that such a letter or certificate, as the case may be, shall then be required to be furnished to the Agents prior to any further sales of Shares under this Agreement covering the period which would most recently have been required but for this sentence.

(l) The Company consents to the Agents trading in the Company’s Common Stock for each such Agent’s own account and for the account of its clients at the same time as sales of Shares occur pursuant to this Agreement or any Terms Agreement.

(m) If, to the actual knowledge of the Company, all filings required by Rule 424 in connection with this offering shall not have been made or the representations in Section 1(a) shall not be true and correct on the applicable Settlement Date, the Company will offer to any person who has agreed to purchase Shares from the Company as the result of an offer to purchase solicited by the Designated Agent the right to refuse to purchase and pay for such Shares.

(n) The Company will cooperate timely with any reasonable due diligence review conducted by the Agents or their counsel from time to time in connection with the transactions contemplated hereby or in any Terms Agreement, including, without limitation, and upon reasonable notice providing information and making available documents and appropriate corporate officers, during regular business hours and at the Company’s principal offices, as the Agents may reasonably request.

(o) During each period commencing on the date on which the Company has given an instruction pursuant to Section 2(b) and ending on the close of business of the Settlement Date of the last Shares sold pursuant to such instruction, the Company will not, without (i) giving the Agents at least two business days’ prior written notice specifying the nature of the proposed sale and the date of such proposed sale and (ii) the Agents suspending activity under this program for such period of time as requested by the Company or as deemed appropriate by the Agents in light of the proposed sale, (A) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for or repayable with Common Stock, or file any registration statement under the 1933 Act with respect to any of the foregoing (other than a shelf registration statement under Rule 415 under the 1933 Act, a registration statement on Form S-8 or post-effective amendment to the Registration Statement) or (B) enter into any swap or other agreement or any transaction that transfers in whole or in part, directly or indirectly, any of the economic consequence of ownership of the Common Stock, or any securities convertible into or exchangeable or exercisable for or repayable with Common Stock, whether any such swap or transaction described in clause (A) or (B) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) the Shares to be offered and sold through the Agents pursuant to this Agreement or any Terms Agreement, (b) equity incentive awards approved by the board of directors of the Company or the compensation committee thereof or the issuance of Common Stock upon exercise thereof, (c) shares of Common Stock issuable pursuant to the Company’s dividend reinvestment plan as it may be amended or replaced from time to time, (d) issuance of shares of Common Stock in connection with the conversion of any units of the Operating Partnership, (e) shares of the Company’s senior common stock issued pursuant to the Company’s senior common stock dividend reinvestment plan or (f) shares of Common Stock issuable to holders of the Company’s senior common stock issued and outstanding as of the date of this Agreement who elect to exchange their shares of senior common stock into Shares of Common Stock, pursuant to the terms of the Company’s offering of its senior common stock.

(p) If immediately prior to the third anniversary (the “Renewal Deadline”) of the initial effective date of the Registration Statement, any of the Shares remain unsold, the Company will, prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, an “automatic shelf registration statement” (as defined in Rule 405 under the 1933 Act) relating to the Shares, in a form reasonably satisfactory to the Agents. If the Company is not eligible to file an automatic shelf registration statement, the Company will, prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Shares, in a form reasonably satisfactory to the Agents, and, if such new shelf registration statement is filed pursuant to this Section 3(p), the Company will use commercially reasonable efforts to cause such registration statement to be declared effective within 60 days after the Renewal Deadline. The Company will take all other action necessary or appropriate to permit the issuance and sale of the Shares to continue as contemplated in the expired registration statement relating to the Shares. References herein to the Registration Statement shall include any such new automatic shelf registration statement or any such new shelf registration statement, as the case may be.

(q) The Company has elected to be taxed as a REIT under the Code, currently intends to continue to qualify as a REIT under the Code and will use all reasonable efforts to enable the Company to continue to meet the requirements for qualification and taxation as a REIT under the Code for subsequent tax years that include any portion of the term of this Agreement.

Section 4. Free Writing Prospectus.

(a) (i) The Company represents and agrees that without the prior consent of the Agents (which consent may not be unreasonably withheld, delayed or conditioned), it has not made and will not make any offer relating to the Shares that would constitute a “free writing prospectus” as defined in Rule 405 under the 1933 Act; and

(ii) each Agent represents and agrees that, without the prior consent of the Company (which consent may not be unreasonably withheld, delayed or conditioned), it has not made and will not make any offer relating to the Shares that would constitute a free writing prospectus required to be filed with the Commission.

(b) The Company has complied and will comply with the requirements of Rule 433 under the 1933 Act applicable to any Issuer Free Writing Prospectus (including any free writing prospectus identified in Section 4(a) hereof), including timely filing with the Commission or retention where required and legending.

Section 5. Payment of Expenses. The Company covenants and agrees with the Agents that the Company will pay or cause to be paid the following: (a) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the registration of the Shares under the 1933 Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, the Base Prospectus, Prospectus Supplement, any Issuer Free Writing Prospectus and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Agents; (b) the cost of printing or producing this Agreement or any Terms Agreement, any blue sky memoranda, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Shares; (c) all expenses in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 3(b) hereof, including the reasonable fees and disbursements of counsel for the Agents in connection with such qualification and in connection with the blue sky surveys; (d) any filing fees incident to, and the reasonable fees and disbursements of counsel for the Agents in connection with any required review by FINRA of the terms of the sale of the Shares; (e) all fees and expenses in connection with listing or quoting the Shares on Nasdaq; (f) the cost of preparing the Shares; (g) the costs and charges of any transfer agent or registrar or any dividend distribution agent; and (h) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section 5. It is understood, however, that, except as provided in this Section 5 and Section 7 hereof, the Agents will pay all of their own costs and expenses, including the fees of its counsel, transfer taxes on resale of any of the Shares by it, and any advertising expenses connected with any offers it may make.

Section 6. Conditions of Agents’ Obligation. The obligations of the Agents hereunder shall be subject, in its discretion, to the condition that all representations and warranties and other statements of the Company and the Operating Partnership herein or in certificates of any officer of the Company and the Operating Partnership, as applicable, delivered pursuant to the provisions hereof are true and correct as of the time of the execution of this Agreement, the date of any executed Terms Agreement and as of each Registration Statement Amendment Date, Company Periodic Report Date, Applicable Time and Settlement Date, to the condition that the Company and the Operating Partnership shall have performed all of their obligations hereunder theretofore to be performed, and the following additional conditions:

(a) The Prospectus Supplement shall have been filed with the Commission in accordance with and pursuant to Rule 424(b) under the 1933 Act on or prior to the date hereof and in accordance with Section 3(a) hereof, any other material required to be filed by the Company pursuant to Rule 433(d) under the 1933 Act shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; no stop order suspending or preventing the use of the Prospectus or any Issuer Free Writing Prospectus shall have been initiated or threatened by the Commission; and all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Agents.

(b) On every date specified in Section 3(j) hereof and on such other dates as reasonably requested by the Agents, Cooley LLP, counsel for the Agents, shall have furnished to the Agents such written opinion or opinions, dated as of such date, with respect to such matters as the Agents may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters.

(c) On every date specified in Section 3(j) hereof and on such other dates as reasonably requested by the Agents, BB&S, counsel for the Company and the Operating Partnership, and Venable LLP, counsel for the Company with respect to certain matters of Maryland law, respectively shall have furnished to the Agents written opinion or opinions and, with respect to BB&S only, a written negative assurance letter, each dated as of such date, in form and substance reasonably satisfactory to the Agents.

(d) At the dates specified in Section 3(k) hereof and on such other dates as reasonably requested by the Agents, the independent accountants of the Company who have certified the financial statements of the Company and its Subsidiaries included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus shall have furnished to the Agents a letter dated as of the date of delivery thereof and addressed to the Agents in form and substance reasonably satisfactory to the Agents and their counsel, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements of the Company and its Subsidiaries included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus.

(e) Prior to commencement of the offering of Shares under this Agreement, the Agents shall have received a certificate, signed on behalf of the Company by its corporate Secretary, in form and substance satisfactory to the Agents and their counsel.

(f) (i) Upon commencement of the offering of Shares under this Agreement and on such other dates as reasonably requested by the Agents, the Company will furnish or cause to be furnished promptly to the Agents a certificate of an officer in a form satisfactory to the Agents stating the minimum price for the sale of such Shares pursuant to this Agreement and the maximum number of Shares that may be issued and sold pursuant to this Agreement or, alternatively, maximum gross proceeds from such sales, as authorized from time to time by the Company’s board of directors or a duly authorized committee thereof or, in connection with any amendment, revision or modification of such minimum price or maximum Share number or amount, a new certificate with respect thereto and (ii) on each date specified in Section 3(h), the Agents shall have received a certificate executed by the Chief Executive Officer or President of the Company, the Chief Financial Officer of the Company, and an appropriate officer of the Operating Partnership, dated as of the date thereof, to the effect that (A) there has been no Material Adverse Effect since the date as of which information is given in the General Disclosure Package and the Prospectus as then amended or supplemented, (B) the representations and warranties in Section 1 hereof are true and correct as of such date and (C) the Company and the Operating Partnership have complied with all of the agreements entered into in connection with the transaction contemplated herein and satisfied all conditions on its part to be performed or satisfied.

(g) Since the date of the latest audited financial statements then included or incorporated by reference in the General Disclosure Package and the Prospectus, no Material Adverse Effect shall have occurred.

(h) The Company shall have complied with the provisions of Section 3(c) hereof with respect to the timely furnishing of prospectuses.

(i) On such dates as reasonably requested by the Agents, the Company shall have conducted due diligence sessions, in form and substance reasonably satisfactory to the Agents.

(j) All filings with the Commission required by Rule 424 under the 1933 Act to have been filed by each Applicable Time or related Settlement Date shall have been made within the applicable time period prescribed for such filing by Rule 424 (without reliance on Rule 424(b)(8)).

(k) The Shares shall have received approval for listing or quotation on Nasdaq prior to the first Settlement Date.

(l) Prior to any Settlement Date, the Company and the Operating Partnership shall have furnished to the Agents such further information, documents or certificates as the Agents may reasonably request.

Section 7. Indemnification.

(a) The Company and the Operating Partnership, jointly and severally, will indemnify and hold harmless the Agents against any losses, claims, damages or liabilities, joint or several, to which the Agents may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Prospectus or any amendment or supplement thereto, any Issuer Free Writing Prospectus or any “issuer information” filed or required to be filed pursuant to Rule 433(d) under the 1933 Act, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Agents for any legal or other expenses reasonably incurred by the Agents in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that neither Company nor the Operating Partnership shall be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in strict conformity with the Agent Information (as defined below).

(b) Each Agent, severally but not jointly, will indemnify and hold harmless the Company and the Operating Partnership against any losses, claims, damages or liabilities to which the Company may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Prospectus, or any such amendment or supplement thereto, or any Issuer Free Writing Prospectus, in reliance upon and in strict conformity with written information furnished to the Company by the Agents expressly for use therein; and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such action or claim as such expenses are incurred. The Company and the Operating Partnership hereby acknowledge that the only information that the Agents has furnished to the Company expressly for use in the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Prospectus, or any amendment or supplement thereto, or any Issuer Free Writing Prospectus, are the names of the Agents and the statements set forth in the ninth paragraph under the caption “Plan of Distribution” in the Prospectus (the “Agent Information”).

(c) Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection except and then only to the extent such indemnifying party is materially prejudiced thereby. In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 7 for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d) If the indemnification provided for in this Section 7 is unavailable to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company or the Operating Partnership on the one hand and the Agents on the other from the offering of the Shares to which such loss, claim, damage or liability (or action in respect thereof) relates. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company or the Operating Partnership on the one hand and the Agents on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company or the Operating Partnership on the one hand and the Agents on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total commissions received by the Agents. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Operating Partnership on the one hand or the Agents on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company, the Operating Partnership and the Agents agree that it would not be just and equitable if contribution pursuant to this Section 7(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this Section 7(d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 7(d), no Agent shall be required to contribute any amount in excess of the amount by which the total compensation received by such Agent with respect to sales of the Shares sold by it to the public exceeds the amount of any damages which such Agent has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Agents’ respective obligations to contribute pursuant to this Section 7(d) are several in proportion to the respective number of Shares they have sold hereunder, and not joint.

(e) The obligations of the Company and the Operating Partnership under this Section 7 shall be in addition to any liability which the Company and the Operating Partnership may otherwise have and shall extend, upon the same terms and conditions, to the directors, officers, employees, attorneys and agents of the Agents and to each person, if any, who controls the applicable Agent within the meaning of the 1933 Act and each broker dealer affiliate of the Agents; and the obligations of the Agents under this Section 7 shall be in addition to any liability which the Agents may otherwise have and shall extend, upon the same terms and conditions, to each director, officer, employee, attorney and agent of the Company and to each person, if any, who controls the Company within the meaning of the 1933 Act.

Section 8. Representations, Warranties and Agreements to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Operating Partnership and the Agents, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Agents or any controlling person of an Agent, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Shares.

Section 9. No Advisory or Fiduciary Relationship. The Company and the Operating Partnership acknowledge and agree that (i) each Agent is acting solely in the capacity of an arm’s length contractual counterparty to the Company and the Operating Partnership with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of such offering) and (ii) the Agents have not assumed an advisory or fiduciary responsibility in favor of the Company or the Operating Partnership with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Agents have advised or is currently advising the Company or the Operating Partnership on other matters) or any other obligation to the Company or the Operating Partnership except the obligations expressly set forth in this Agreement and (iii) the Company and the Operating Partnership have consulted their own legal and financial advisors to the extent it deemed appropriate. Each of the Company and the Operating Partnership agrees that it will not claim that the Agents have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to the Company or the Operating Partnership, in connection with such transaction or the process leading thereto.

Section 10. Termination.

(a) The Company shall have the right, by giving written notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time. Any such termination shall be without liability of any party to any other party, except that (i) with respect to any pending sale through the Agents for the Company, the obligations of the Company, including in respect of compensation of the Agents, shall remain in full force and effect notwithstanding such termination until such pending sales are settled; and (ii) the provisions of Section 1, Section 5, Section 7, Section 8, Section 14 and Section 15, of this Agreement shall remain in full force and effect notwithstanding such termination.

(b) Each Agent shall have the right, by giving written notice as hereinafter specified, to terminate its participation in this Agreement in its sole discretion at any time. The Agents shall have the right, by giving joint written notice as hereinafter specified, to terminate this Agreement in their sole discretion at any time. Any such termination shall be without liability of any party to any other party except that (i) with respect to any pending sale, including a pending sale pursuant to a Terms Agreement, through an Agent for the Company, the obligations of the Agent, as applicable, shall remain in full force and effect notwithstanding such termination until such pending sales are settled; and (ii) the provisions of Section 1, Section 5, Section 7, Section 8, Section 14 and Section 15 of this Agreement shall remain in full force and effect notwithstanding such termination.

(c) Unless earlier terminated pursuant to this Section 10, this Agreement shall automatically terminate upon the issuance and sale of all of the Shares by the Agents on the terms and subject to the conditions set forth herein except any termination pursuant to this clause (c) shall in all cases be deemed to provide that Section 1, Section 5, Section 7, Section 8, Section 14 and Section 15 of this Agreement shall remain in full force and effect.

(d) This Agreement shall remain in full force and effect until and unless terminated pursuant to Section 10(a), (b) or (c) above or otherwise by mutual agreement of the parties; provided that any such termination by mutual agreement or pursuant to this clause (d) shall in all cases be deemed to provide that Section 1, Section 5, Section 7, Section 8, Section 14 and Section 15 of this Agreement shall remain in full force and effect.

(e) Any termination of this Agreement shall be effective on the date specified in such notice of termination; provided that such termination shall not be effective until the close of business on the date of receipt of such notice by the Agents or the Company, as the case may be. If such termination shall occur prior to the Settlement Date for any sale of Shares, such sale shall settle in accordance with the provisions of Section 2(g) hereof.

(f) In the case of any purchase by an Agent pursuant to a Terms Agreement, such Agent may terminate this Agreement, at any time at or prior to the Settlement Date of such purchase (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the General Disclosure Package or the Prospectus, any Material Adverse Effect, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of such Agent, impracticable or inadvisable to market the Shares or to enforce contracts for the sale of Shares, or (iii) if trading in any securities of the Company has been suspended or materially limited by the Commission or the Nasdaq Stock Market, or if trading generally on the NYSE American or the NYSE or the Nasdaq Stock Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, FINRA or any other governmental authority, or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States, or (v) if a banking moratorium has been declared by either Federal or New York authorities.

Section 11. Notices. All statements, requests, notices and agreements hereunder shall be in writing, and if to the Agents shall be delivered or sent by mail, telex or facsimile transmission to:

Robert W. Baird & Co. Incorporated

777 E. Wisconsin Avenue

Milwaukee, Wisconsin 53202

Fax No. (414) 298-7474

Attention: Syndicate Department, with a copy to the Legal Department

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

Fax No. (212) 902-9316

Attention: Registration Department

BofA Securities, Inc.

One Bryant Park

New York, New York 10036

Fax No. (646) 885-3073

Attention: ATM Execution Team, email: (dg.atm_execution@bofa.com)

KeyBanc Capital Markets Inc.

127 Public Square, 7th Floor

Cleveland, Ohio 44114

Attention: Mark Barath, Michael Jones, John Salisbury

Fifth Third Securities

424 Church Street, Maildrop UTFC6B

Nashville, Tennessee 37219

Attention: Equity Capital Markets c/o Susannah Lunke

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards

New York, NY 10001

Fax No. (212) 479-6275

Attention: Daniel I. Goldberg

and if to the Company or the Operating Partnership to:

Gladstone Commercial Corporation

1521 Westbranch Drive, Suite 100

McLean, Virginia 22102

Fax No. (703) 287-5801

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Bass, Berry & Sims PLC

100 Peabody place, Suite 1300

Memphis, Tennessee 38103

Fax No. 877-521-2816

Attention: Sehrish Siddiqui

Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

Section 12. Parties. This Agreement shall be binding upon, and inure solely to the benefit of, the Agents and the Company and, to the extent provided in Sections 7 and 8 hereof, the officers, directors, employees, attorneys and agents of the Company and the Agents and each person who controls the Company or an Agent, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of Shares through any Agent shall be deemed a successor or assign by reason merely of such purchase.

Section 13. Time of the Essence. Time shall be of the essence of this Agreement. As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

Section 14. Waiver of Jury Trial. The Company and the Agents hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to jury trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 15. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS PRINCIPLES OF CONFLICTS OF LAW.

Section 16. Counterparts. This Agreement, any Terms Agreement and any documents provided to the other party pursuant to this Agreement or any Terms Agreement may be executed by any one or more of the parties hereto and thereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument. This Agreement, any Terms Agreement and any documents provided to the other party pursuant to this Agreement or any Terms Agreement may be delivered by facsimile transmission or by electronic delivery of a portable document format (PDF) file (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com).

Section 17. Severability. The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 18. Recognition of the U.S. Special Resolution Regimes.

(a) In the event that any Agent that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Agent of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b) In the event that any Agent that is a Covered Entity or a BHC Act Affiliate of such Agent becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Agent are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States

For purposes of this Section 18, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement among each of the Agents and the Company in accordance with its terms.

[Signature Page Follows.]

Very truly yours,

GLADSTONE COMMERCIAL CORPORATION

By:	/s/ David J. Gladstone
Name:	David J. Gladstone
Title:	Chief Executive Officer of Gladstone Commercial Corporation

GLADSTONE COMMERCIAL LIMITED PARTNERSHIP

By:	GCLP Business Trust II, its General Partner

By:	/s/ David J. Gladstone
Name:	David J. Gladstone
Title:	Trustee of GCLP Business Trust II

[Signature Page to Sales Agreement]

Accepted as of the date hereof:

BOFA SECURITIES, INC.

By:	/s/ Hicham Hamdouch
Name:	Hicham Hamdouch
Title:	Managing Director

GOLDMAN SACHS & CO. LLC

By:	/s/ Ryan Cunn
Name:	Ryan Cunn
Title:	Managing Director

ROBERT W. BAIRD & CO. INCORPORATED

By:	/s/ Christopher Walter
Name:	Christopher Walter
Title:	Managing Director

KEYBANC CAPITAL MARKETS INC.

By:	/s/ Mark Barath
Name:	Mark Barath
Title:	Director, Equity Capital Markets

FIFTH THIRD SECURITIES, INC.

By:	/s/ Paul Gerwe
Name:	Paul Gerwe
Title:	Director, Equity Capital Markets

[Signature Page to Sales Agreement]

Schedule 1

Subsidiaries

Delaware

2525 N Woodlawn Vstrm Wichita KS, LLC

260 Springside Drive Akron OH LLC

ABC12 Ottumwa IA LLC

ACI06 Champaign IL LLC

AFL05 Duncan SC LLC

AFL05 Duncan SC Member LLC

AFR11 Parsippany NJ LLC

AL13 Brookwood LLC

AL15 Birmingham LLC

ALFTPI01 GOOD 403 Airport Road West LLC

ALFTPI02 GOOD 1202 Echols Drive West LLC

ALHSVI01 GOOD 130 Vintage Drive LLC

ALMGMI01 GOOD 111 Folmar Parkway LLC

ALVANI02 GOOD 11198 Will Walker Road LLC

APML07 Hialeah FL LLC

AZTUC901 GOOD 3381 East Global Loop LLC

C08 Fridley MN LLC

CA14 Rancho Cordova GP LLC

CA14 Rancho Cordova LP

CBP11 Green Tree PA GP LLC

CBP11 Green Tree PA, L.P.

CDLCI07 Mason OH LLC

CI05 Clintonville WI LLC

CMI04 Canton NC LLC

CO13 Englewood LLC

CO14 Aurora LLC

CO14 Denver LLC

COCO04 Austin TX, L.P.

COCO04 Austin TX GP LLC

CODENI02 4900 Kingston Street LLC

Corning Big Flats LLC

Corning Big Flats Two LLC

CVG12 New Albany OH LLC

D08 Marietta OH LLC

DBPI07 Bolingbrook IL LLC

EE 208 South Rogers Lane Raleigh NC LLC

EE07 Raleigh NC, L.P.

EE07 Raleigh NC GP LLC

EI07 Tewksbury MA LLC

First Park Ten COCO San Antonio, L.P.

First Park Ten COCO San Antonio GP LLC

FL16 Fort Lauderdale LLC

FL17 Eatonville-1 LLC

FL17 Eatonville-2 LLC

FL17 Eatonville-3 LLC

FLJAXI01 GOOD 10520 Busch Drive North LLC

FLLKMO01 GOOD 1000 Business Center LLC

FLOCAI01 GOOD 1900 Southwest 38TH Avenue LLC

FLOCAI02 GOOD 808 Southwest 12TH Street LLC

FMCT08 Chalfont PA GP LLC

FMCT08 Chalfont PA LP

FS11 Hickory NC GP LLC

FS11 Hickory NC, LP

FTCHI07 Grand Rapids MI LLC

GA15 Hapeville LLC

GA15 Villa Rica LLC

GAATLI01 GOOD 1550 Roadhaven Drive, LLC

GACARI01 GOOD 1050 Columbia Drive LLC

GACHAI01 GOOD 6900 Highway 411 North LLC

GATIFI01 GOOD 260 Jordan Road LLC

GBI07 Syracuse NY LLC

GCC1302 Egg Harbor NJ LLC

GCC Acquisition Holdings, LLC

GCO12 Jupiter FL LLC

Gladstone Commercial Advisers, Inc.

Gladstone Commercial Corporation

Gladstone Commercial Limited Partnership

Gladstone Commercial Partners LLC

Gladstone Commercial Lending LLC

GSM LLC

HMBF05 Newburyport MA LLC

ILPERI01 GOOD 4444 Hollerich Drive LLC

IN14 Indianapolis LLC

ININDI01 GOOD 5225 W 81ST LLC

ININDI02 GOOD 5600 W Raymond, LLC

ININDI03 GOOD 5610 W 82, LLC

ININDI04 GOOD 4780 E Margaret LLC

IPA12 Ashburn VA LLC

IPA12 Ashburn VA SPE LLC

LANORI02 GOOD 900 Distributors Row LLC

LAPALI01 GOOD 1274 Commercial Drive LLC

LittleArch04 Charlotte NC Member LLC

Little Arch Charlotte NC LLC

MI13 Novi LLC

MI14 Monroe Frenchtown LLC

MI14 Monroe Revard LLC

MIDETI04 GOOD 4440 N Atlantic LLC

MIDETI05 GOOD 7026 Sterling LLC

MN13 Blaine, LLC

MOPACI01 GOOD 18777 US Highway 66, LLC

MOSTCI01 GOOD 2931 Elm Point Industrial Drive LLC

MPI06 Mason OH LLC

NARA12 Fort Worth TX, L.P.

NARA12 Fort Worth TX GP LLC

NCCLTI01 GOOD 2925 Stewart Blvd LLC

NCH12 Columbus OH LLC

NCWILI01 GOOD 100 Quality Drive LLC

NCWKBI01 GOOD 251 Industrial Drive LLC

NH10 Cumming GA LLC

NJBGTI01 GOOD 319 Landis Ave LLC

NJPHII02 GOOD 5 Twosome LLC

NJVINI01 GOOD 2720 Industrial Way LLC

NMABQI01 GOOD 555 Gallatin Place NW LLC

NMABQI02 GOOD 7500 Los Volcanes NW LLC

NW05 Richmond VA LLC

OB Crenshaw GCC, L.P.

OB Crenshaw SPE GP LLC

OB Midway NC Gladstone Commercial LLC

OH04 North Canton LLC

OH14 Columbus LLC

OH15 Dublin LLC

OHCLEI01 GOOD 3000 West 121 Street LLC

OHCOLI01 GOOD 759 Pittsburgh LLC

OHCOLI02 GOOD 1932 Pittsburgh Drive LLC

OHCOLO05 GOOD 4343 Easton Commons LLC

OHFINI01 GOOD 2040 Production LLC

OKOKCI01 GOOD 3100 South Meridian Avenue LLC

PA14 Taylor LLC

PA16 Prussia LLC

PA17 Conshohocken LLC

PAPITI01 GOOD 106 Gamma LLC

PA17 Philadelphia LLC

PNA11 Boston Heights OH LLC

Pocono PA GCC GP LLC

Pocono PA GCC, L.P.

PZ05 Maple Heights OH LLC

RC06 Menomonee Falls WI LLC

RCOG07 Georgia LLC

Richardson TX15 LLC

RPT08 Pineville NC GP LLC

RPT08 Pineville NC LP

SCC10 Orange City IA LLC

SCGVLI01 GOOD 8 North Kings Road LLC

SJMH06 Baytown TX GP LLC

SJMH06 Baytown TX L.P.

SLEE Grand Prairie, L.P.

SRFF08 Reading PA GP LLC

SRFF08 Reading PA LP

TCI06 Burnsville MN LLC

TMC11 Springfield MO LLC

TNCVLI01 GOOD 135 Cox Avenue, LLC

TNIJACI01 GOOD 961 Lower Brownsville Road LLC

TUP12 Columbus GA LLC

TX13 Allen LLC

TX13 Austin LLC

TX14 Allen II LLC

TX14 Colleyville LLC

TX14 Coppell LLC

TNBAYI01 GOOD 1650 East Freeway, LLC

TXDENI01 GOOD 5450 Dakota Lane LLC

TXHOUI01 GOOD 9400 Telge Road LLC

TXSNTI01 GOOD 929 South Medina Street LLC

TXTEMI01 GOOD 3120 AND 3410 Range Road LLC

UT15 Draper LLC

UT16 Taylorsville LLC

UTSLCO03 GOOD 680 West Shields Lane LLC

VW12 Columbia SC LLC

WC11 Springfield MO LLC

WEC11 Dartmouth MA LLC

WPI07 Tulsa OK LLC

YCC06 South Hadley MA LLC

YorkTC05 Eatontown NJ LLC

Ohio

Hemingway at Boston Heights, LLC

Massachusetts

GCLP Business Trust I

GCLP Business Trust II

Schedule 2

Notice Parties

Gladstone Commercial Corporation and Gladstone Commercial Limited Partnership

David Gladstone (david.gladstone@gladstonecompanies.com)

Arthur Cooper (buzz.cooper@gladstonecompanies.com)

Gary Gerson (gary.gerson@gladstonecompanies.com)

Michael LiCalsi (michael.licalsi@gladstonecompanies.com)

BofA Securities, Inc.

ATM Execution Team (dg.atm_execution@bofa.com)

Goldman Sachs & Co. LLC

Neil Kearns (Neil.Kearns@gs.com)

Ryan Cunn (Ryan.Cunn@gs.com)

Auren Kule (Auren.Kule@gs.com)

Robert W. Baird & Co. Incorporated

Barb Nelson (BANelson@rwbaird.com)

Sandy Walter (SWalter@rwbaird.com)

Matt Gailey (MGailey@rwbaird.com)

KeyBanc Capital Markets Inc.

Mark Koster (mkoster@key.com)

Mark Barath (mbarath@key.com)

Michael Jones (michael.c.jones@key.com)

John Salisbury (john.salisbury@key.com)

Fifth Third Securities, Inc.

Clayton Greene (clayton.greene@53.com)

Susannah Lunke (susannah.lunke@53.com)

Paul Gerwe (paul.gerwe@53.com)

Gabe Mathews (Gabe.Mathews@53.com)

Steve Materazzi (Stephen.Materazzi@53.com)

Annex 1

GLADSTONE COMMERCIAL CORPORATION

Common Stock

($0.001 par value per share)

TERMS AGREEMENT

[BOFA SECURITIES, INC.

One Bryant Park

New York, New York 10036]

[GOLDMAN SACHS & CO. LLC

200 West Street

New York, New York 10282]

[ROBERT W. BAIRD & CO. INCORPORATED

777 E. Wisconsin Avenue

Milwaukee, Wisconsin 53202]

[KEYBANC CAPITAL MARKETS INC.

127 Public Square, 7th Floor

Cleveland, Ohio 44114]

[FIFTH THIRD SECURITIES, INC.

424 Church Street, Maildrop UTFC6B

Nashville, Tennessee 37219 ]

Ladies and Gentlemen:

Gladstone Commercial Corporation, a Maryland corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the At-the-Market Equity Offering Sales Agreement, dated March 3, 2023 (the “Sales Agreement”), among the Company, Gladstone Commercial Limited Partnership, BofA Securities, Inc., Goldman Sachs & Co. LLC, Robert W. Baird & Co. Incorporated, KeyBanc Capital Markets Inc. and Fifth Third Securities, Inc., to issue and sell to [insert name of designated agent] (the “Designated Agent”) the securities specified in the Schedule hereto (the “Purchased Securities”) [, and solely for the purpose of covering over-allotments, to grant to the Designated Agent the option to purchase the additional securities specified in the Schedule hereto (the “Additional Securities”)]*.

[The Designated Agent shall have the right to purchase from the Company all or a portion of the Additional Securities as may be necessary to cover over-allotments made in connection with the offering of the Purchased Securities, at the same purchase price per share to be paid by the Designated Agent to the Company for the Purchased Securities. This option may be exercised by the Designated Agent at any time (but not more than once) on or before the thirtieth day following the date hereof, by written notice to the Company. Such notice shall set forth the aggregate number of shares of Additional Securities as to which the option is being exercised, and the date and time when the Additional Securities are to be delivered (such date and time being herein referred to as the “Option Closing Date”); provided, however, that the Option Closing Date shall not be earlier than the Time of Delivery (as set forth in the Schedule hereto) nor earlier than the second business day after the date on which the option shall have been exercised nor later than the fifth business day after the date on which the option shall have been exercised. Payment of the purchase price for the Additional Securities shall be made at the Option Closing Date in the same manner and at the same office as the payment for the Purchased Securities.]*

Each of the provisions of the Sales Agreement not specifically related to the solicitation by the Designated Agent, as agent of the Company, of offers to purchase securities is incorporated herein by reference in its entirety, and shall be deemed to be part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Terms Agreement [and] [,] the Applicable Time [and any Option Closing Date]*, except that each representation and warranty in Section 1 of the Sales Agreement which makes reference to the Prospectus (as therein defined) shall be deemed to be a representation and warranty as of the date of the Sales Agreement in relation to the Prospectus, and also a representation and warranty as of the date of this Terms Agreement [and] [,] the Settlement Date [and any Option Closing Date]* in relation to the Prospectus as amended and supplemented to relate to the Purchased Securities.

An amendment to the Registration Statement (as defined in the Sales Agreement), or a supplement to the Prospectus, as the case may be, relating to the Purchased Securities [and the Additional Securities]*, in the form heretofore delivered to the Designated Agent is now proposed to be filed with the Securities and Exchange Commission.

Subject to the terms and conditions set forth herein and in the Sales Agreement which are incorporated herein by reference, the Company agrees to issue and sell to the Designated Agent and the latter agrees to purchase from the Company the number of shares of the Purchased Securities at the time and place and at the purchase price set forth in the Schedule hereto.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Designated Agent and the Company in accordance with its terms.

Very truly yours,

GLADSTONE COMMERCIAL CORPORATION

By:
Name:
Title:

Accepted as of the date hereof:

[ ]

By:
Name:
Title:

*	Include only if the Designated Agent has an over-allotment option.